Exhibit 99.1

        MOVIE GALLERY SUCCESSFULLY COMPLETES OFFER FOR VHQ ENTERTAINMENT

DOTHAN, Ala., May 17 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq:
MOVI) today announced that, through a wholly owned subsidiary, it has acquired 13,036,631 common shares of VHQ Entertainment (TSX: VHQ) which represents 85.7% of the issued and outstanding common shares of VHQ under its previously announced offer dated March 11, 2005 and extended on April 18, 2005. The transaction enhances Movie Gallery's strong presence in Canada, where it has more than 200 stores, and complements Movie Gallery's existing portfolio of more than 4,500 stores across North America.

"We are pleased to have satisfied all regulatory requirements for the completion of this transaction and we appreciate the support that our offer received from VHQ's shareholders," said Joe Malugen, Movie Gallery's Chairman, President and Chief Executive Officer. "We look forward to realizing the strategic and financial benefits of our expanded presence in western Canada. With the addition of VHQ, we are enhancing shareholder value, creating new opportunities for the employees of both companies and ensuring improved service and selection for our customers."

The aggregate acquisition cost for the purchased interest was approximately C$20.4 million (US$16.5 million), including C$17.5 million in equity and C$2.9 million in assumed debt. The transaction is expected to be accretive to Movie Gallery's cash flow and earnings per share within the first year of the acquisition.

Movie Gallery has indicated that it will, through its Canadian subsidiary that made the offer, proceed with a subsequent acquisition transaction by way of amalgamation to acquire the remaining outstanding VHQ common shares. Through its Canadian subsidiary, Movie Gallery holds a sufficient number of VHQ common shares to enable all required corporate and securities laws approvals to be obtained at the special meeting of the shareholders.

Once the acquisition transaction is completed, Movie Gallery expects that the VHQ common shares will be delisted from the TSX and that VHQ will cease to be a reporting issuer.

About Movie Gallery

Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.5 billion and more than 4,500 stores located in all 50 U.S. states, Mexico and Canada. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

About VHQ Entertainment

The Company operates 61 corporately owned retail stores in secondary and suburban markets in Alberta, Saskatchewan and NWT. In addition, VHQ Entertainment, Inc. is the first major Canadian retailer to offer flat fee, direct to home movie delivery service, facilitated via http://www.VHQonline.ca, an internet site where customers across Canada can order rental DVDs that are delivered direct to home via Canada Post. With access to over a quarter of a million DVDs, VHQ Online has, by far, the largest inventory of all Canadian online rental sites.

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Cautionary note about forward-looking statements

The statements made in this release concerning Movie Gallery's future prospects are forward-looking statements that involve risks and uncertainties, which may prevent expected future results from being achieved. For those statements, Movie Gallery claims the protection of the safe harbor for forward-looking statements contained in the Canadian and U.S. securities laws. Movie Gallery cautions that actual future performance could be affected by a number of factors, including technological change, regulatory change and competitive factors, many of which are beyond Movie Gallery's control. Therefore future events and results may vary substantially from what Movie Gallery currently foresees. Additional information identifying risks and uncertainties is contained in Movie Gallery's annual report on Form 10-K for the fiscal year ended January 2, 2005 and other filings under applicable securities laws.

    Contact:  Financial:  Thomas Johnson
                 Movie Gallery, Inc.
                 (334) 702 - 2400

    Media:          Andrew B. Siegel
                 Joele Frank, Wilkinson Brimmer Katcher
                 (212) 355-4449 ext. 127

SOURCE  Movie Gallery, Inc.
    -0-                             05/17/2005
    /CONTACT: Thomas Johnson of Movie Gallery, Inc., +1-334-702-2400; or Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449 ext. 127, for Movie Gallery, Inc./ /Web site: http://www.moviegallery.com
                http://www.VHQonline.ca /